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                                                                      EXHIBIT 21


                 SUBSIDIARIES OF KENT ELECTRONICS CORPORATION


                                                  State of
        Subsidiary                               Incorporation
        ----------                               -------------

K*TEC Electronics Corporation                      Delaware

Kent Datacomm Corporation                          Texas

Futronix Corporation                               Texas